FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

This Investment Sub-Advisory Agreement is made by and between Hartford Funds Management Company, LLC, a Delaware limited liability company (the “Adviser”) and Wellington Management Company, LLP, a Massachusetts limited liability partnership (the “Sub-Adviser”).

WHEREAS, the Adviser has entered into an agreement for the provision of investment management services to Hartford Funds Master Fund (the “Trust”), including each of its series listed on Schedule A hereto, as it may be amended from time to time, (each a “Portfolio” and together the “Portfolios”); and

WHEREAS, the Adviser wishes to engage the services of the Sub-Adviser as sub-adviser to the Portfolios listed in Schedule A, as it may be amended from time to time; and

WHEREAS, the Sub-Adviser is willing to provide investment advisory services to the Portfolios upon the terms and conditions and for the compensation hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the parties hereto agree as follows:

1.             The Adviser hereby employs the Sub-Adviser to serve as sub-adviser with respect to the assets of the Portfolios and to perform the services hereinafter set forth subject to the terms and conditions of the investment objectives, policies and restrictions of each Portfolio, and the Sub-Adviser hereby accepts such employment and agrees during such period to assume the obligations herein set forth for the compensation herein provided.

2.             The Sub-Adviser shall evaluate and implement an investment program appropriate for each Portfolio, which program shall be amended and updated from time to time as financial and other economic conditions change as determined by the Adviser and the Sub-Adviser.

3.             The Sub-Adviser, in consultation with the Adviser when appropriate, will make all determinations with respect to the investment of the assets of the Portfolios and the purchase or sale of portfolio securities, and shall take such steps as may be necessary to implement the same.  Such determinations and services shall include advising the Trust’s Board of Trustees of the manner in which voting rights, rights to consent to corporate action, and any other non-investment decisions pertaining to a Portfolio’s securities should be exercised.

4.             The Sub-Adviser will regularly furnish reports with respect to the Portfolios at periodic meetings of the Trust’s Board of Trustees and at such other times as may be reasonably requested by the Trust’s Board of Trustees, which reports shall include the Sub-Adviser’s economic outlook and investment strategy and a discussion of the portfolio activity and the performance of the Portfolios since the last report.  Copies of all such reports shall be furnished to the Adviser for examination and review within a reasonable time prior to the presentation of such reports to the Trust’s Board of Trustees.

5.             The Sub-Adviser shall manage each Portfolio in conformity with the Trust’s Declaration of Trust and By-laws, each as amended from time to time, and the Investment Company Act of 1940, as amended (the “1940 Act”), other applicable laws, and to the investment objectives, policies and restrictions of each Portfolio as set forth in the Portfolios’ registration statement, or any investment guidelines or other instructions received in writing from the Adviser, and subject further to such policies and instructions as the Board of Trustees or the Adviser may from time to time establish and deliver to the Sub-Adviser.

In addition, the Sub-Adviser will cause the Portfolios to comply with the requirements of (a) Section 851(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) regarding derivation of income from specified investment activities; and (b) Section 851(b)(3) of the Code regarding diversification of the Portfolios’ assets.

6.             The Sub-Adviser will select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Portfolios and place, in the name of each Portfolio or its nominees, all such orders.  When placing such orders, the Sub-Adviser shall use its best efforts to obtain the best net security price available for each

Portfolio.  Subject to and in accordance with any directions that the Board of Trustees or the Adviser may issue from time to time, the Sub-Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Portfolios and the Sub-Adviser’s other advisory clients.  The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise.  The Sub-Adviser will promptly communicate to the Board of Trustees or the Adviser such information relating to portfolio transactions as they may reasonably request.

7.             (a)           As compensation for the performance of the services by the Sub-Adviser hereunder, the Adviser shall pay to the Sub-Adviser, as promptly as possible after the last day of each calendar year quarter, a fee accrued daily and paid quarterly, as shown on Schedule B attached hereto.

The Sub-Adviser may waive all or a portion of its fees from time to time as agreed between the parties.

If it is necessary to calculate the fee for a period of time that is not a calendar quarter, then the fee shall be (i) calculated at the annual rates provided in Schedule B but prorated for the number of days elapsed in the period in question, as a percentage of the total number of days in such period, (ii) based upon the average of each Portfolio’s daily net asset value for the period in question, and (iii) paid within a reasonable time after the close of such period.

(b)           The Sub-Adviser will bear all expenses in connection with the performance of its services under this Agreement.

(c)           The Sub-Adviser will not be entitled to receive any payment for the performance of its services hereunder from the Portfolios.

(d)           The Sub-Adviser agrees to notify the Adviser of any change in the Sub-Adviser’s personnel that are directly involved in the management of the Portfolios within a reasonable time following the occurrence of such change.

8.             The Sub-Adviser shall not be liable for any loss or losses sustained by reason of any investment including the purchase, holding or sale of any security as long as the Sub-Adviser shall have acted in good faith and with due care; provided, however, that no provision in this Agreement shall be deemed to protect the Sub-Adviser, and the Sub-Adviser shall indemnify the Adviser, for any and all loss, damage, judgment, fine or award paid in settlement and attorney’s fees related to the Sub-Advisers’ willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

9.             (a)           This Sub-Advisory Agreement shall become effective on [  ].  This Agreement, unless sooner terminated in accordance with 9(b) below, shall continue in effect from year to year thereafter provided that its continuance is specifically approved at least annually (1) by a vote of the majority of the members of the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting securities of each Portfolio, and (2) in either event, by the vote of a majority of the members of the Trust’s Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on this Agreement.

(b)           This Agreement (1) may be terminated with respect to each Portfolio at any time without the payment of any penalty either by vote of the members of the Board of Trustees of the Trustor by a vote of a majority of any Portfolio’s outstanding voting securities, or by the Adviser on written notice to the Sub-Adviser, (2) shall immediately terminate in the event of its assignment, (3) may be terminated by the Sub-Adviser on ninety days’ prior written notice to the Adviser, but such termination will not be effective until the Adviser shall have contracted with one or more persons to serve as a successor sub-adviser for the Portfolio (or the Adviser or an affiliate of the Adviser agrees to manage the Portfolio) and such person(s) shall have assumed such position, and (4) will terminate automatically upon termination of the advisory agreement between the Adviser and the Trust of even date herewith.

(c)           As used in this Agreement, the terms “assignment,” “interested parties” and “vote of a majority of the Trust’s outstanding voting securities” shall have the meanings set forth for such terms in the 1940 Act.

(d)           Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party or parties at the current office address provided by each party.

10.          Nothing in this Agreement shall limit or restrict the right of any partner, officer, or employee of the Sub-Adviser to engage in any business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Sub-Adviser to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

11.          The Adviser agrees that neither it nor any affiliate of the Adviser will use the Sub-Adviser’s name or refer to the Sub-Adviser or the Sub-Adviser’s clients in marketing and promotional materials without prior notification to and authorization by the Sub-Adviser, such authorization not to be unreasonably withheld.

12.          If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13.          This Agreement, including the schedules hereto, constitutes the entire understanding between the parties pertaining to the subject matter hereof and supersedes any prior agreement between the parties on this subject matter.

14.          The amendment of this Agreement for the sole purpose of adding one or more Portfolios shall not be deemed an amendment affecting an already existing Portfolio and requiring the approval of shareholders of that Portfolio.  The amendment of Schedule A and/or Schedule B to this Agreement for the sole purpose of (i) adding or deleting one or more Portfolios or (ii) making other non-material changes to the information included in the Schedule shall not be deemed an amendment of this Agreement.

15.          To the extent that federal securities laws do not apply, this Agreement and all performance hereunder shall be governed by the laws of the State of Connecticut which apply to contracts made and to be performed in the State of Connecticut.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of [  ].

Hartford Funds Management Company, LLC

By:
Name:
Title:

Wellington Management Company, LLP

By:
Name:
Title:

Schedule A

List of Portfolios

HARTFORD FUNDS MASTER FUND

Global Impact Master Portfolio

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Schedule B

Fees

As compensation for the services rendered by the Sub-Adviser, the Adviser shall pay to the Sub-Adviser as promptly as possible after the last day of each month during the term of this Agreement, a fee accrued daily and paid monthly based upon the following annual rates calculated based on the average daily net asset value of the applicable Portfolio:

HARTFORD FUNDS MASTER FUND

Global Impact Master Portfolio

Average Daily Net Assets	Annual Rate

First $250 million	0.3500%
Next $250 million	0.3000%
Next $500 million	0.2800%
Next $1.5 billion	0.2600%
Next $2.5 billion	0.2550%
Over $5 billion	0.2500%

Last updated: [ ]